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                                                                   Exhibit 10.12

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is entered into as of March 22, 1999 (the "Effective Date") by and between Qb Medical, Inc., a Delaware corporation (the `Company" or "Qb Medical"), and Jeffrey H. Burbank, an individual ("Mr. Burbank"), residing at 18 Sunset Road, Boxford, MA 01921.

                                   WITNESSETH

      WHEREAS, the Company desires to employ Mr. Burbank to provide certain services to the Company subject to the terms set forth herein; and

      WHEREAS, Mr. Burbank desires to be employed by the Company in return for certain compensation and benefits.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. EMPLOYMENT BY THE COMPANY. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Mr. Burbank to render full-time services to the Company as its Chief Executive Officer. Mr. Burbank shall perform the duties and have the responsibilities and authorities that are customarily associated with his then current title, and such other duties of an executive nature as may be assigned from time to time by the Company's Board of Directors (the "Board"), consistent with the Bylaws of the Company. In addition, Mr. Burbank shall serve on the Board for so long as he remains Chief Executive Officer and shall serve until the first annual meeting of stockholders or until his successor is elected and qualified. As Chief Executive Officer, and also as a Director of the Company, Mr. Burbank agrees to devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company's general employment policies or, in the absence of such policies, consistent with the employment policies common to the industry at large) to the business of the Company and to use the highest degree of professionalism in performing services for the Company. Notwithstanding the foregoing, Mr. Burbank may continue to serve on the Board of Directors of VascA, Inc. ("VascA") and provide consulting services to VascA on terms reasonably satisfactory to the Board.

      2. COMPENSATION.

            2.1 Salary. During the term of this Agreement, as compensation for the proper and satisfactory performance of all duties to be performed and services to be provided under this Agreement, the Company agrees to pay Mr. Burbank a base salary ("Base Salary") in the amount of Two Hundred Twenty-Five Thousand Dollars ($225,000) per year of employment, payable on a semi-monthly basis and in accordance with the Company's standard payroll practices, less required deductions for state and federal withholding taxes, Social Security and all

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other employee taxes and payroll deductions (the "Semi-Monthly Base Payment").
Mr. Burbank's base salary shall be reviewed annually by the Board and may be increased or decreased in the sole discretion of the Board; provided, however, that if at any time during the Period of Employment Mr. Burbank's Base Salary is reduced by more than 25%, then Mr. Burbank shall be entitled to terminate his employment with the Company and such termination shall be considered a Company initiated termination without cause in accordance with Section 7.3(a) hereof.

            2.2 Equity.

                  (a) As of the Effective Date and subject to the terms of this Agreement, the Company shall grant to Mr. Burbank an incentive stock option, exercisable at any time during the Period of Employment (as defined below) and within ten (10) years after the grant of the option (the "Stock Option"), to purchase an aggregate of _______ (______) shares of the Company's Common Stock at a price of _______ ($0.___) per share (the "Shares"). Such number of shares of Common Stock constitutes six percent (6%) of the fully-diluted shares of capital stock of the Company as of the anticipated closing of the Company's Series B Convertible Preferred Stock financing contemplated by the Contribution Agreement dated as of December 31, 1998 by and among the Company, VascA, Inc. and certain other parties.

                  (b) The Stock Option shall be immediately exercisable and Shares acquired upon exercise of the option shall be subject to repurchase by the Company except to the extent that such shares are "vested." Twenty-five percent (25%) of the aggregate number of Shares shall vest upon the first anniversary of the Effective Date, provided that Mr. Burbank has been in the continuous employment of the Company as an executive officer of the Company from the Effective Date through and including such anniversary date. The remaining seventy-five percent (75%) of the Shares shall thereafter vest at the end of each month at the rate of one thirty-sixth (1/36th) of such remaining shares per month for so long as Mr. Burbank is employed by the Company in the capacity of an executive officer and until all remaining Shares have vested or have been otherwise terminated or canceled pursuant to the terms of this Agreement; provided, however, that upon a merger or consolidation of the Company with or into any other corporation or entity (except with or into a wholly-owned subsidiary or into another corporation which is initially 50% or more owned by the stockholders of the Company) or a sale of all or substantially all of the assets of the Company, any previously unvested Shares shall immediately become fully vested.

                  (c) In the event that Mr. Burbank exercises the Stock Option, then, upon the death or complete and permanent disability of Mr. Burbank, or upon the termination of Mr. Burbank's employment for any reason, the Company shall have the right but not the obligation to repurchase from Mr. Burbank all Shares subject to such exercise that have not yet vested as of the date of such death, disability or termination.

      3. ADDITIONAL BENEFITS.

            3.1 Standard Company Benefits. Mr. Burbank shall be entitled to all rights and benefits for which he would be eligible under the terms and conditions of the Company's standard benefits package in effect from time to time for its executive employees, including by

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way of illustration only, long-term disability insurance, family health care insurance, officer and director liability insurance (when provided to the Company's other officers and/or directors), vacation and sick leave (the "Fringe Benefits"). The Company agrees to pay Mr. Burbank's monthly COBRA continuation policy premiums (if any), and the reasonable cost of disability insurance, until the Company's own health care program is instituted for the Company's employees. The Company reserves the right to change such Fringe Benefits from time to time in its sole discretion.

            3.2 Accumulation of Fringe Benefits. Mr. Burbank shall not earn or accumulate unused vacation or sick leave, or other Fringe Benefits, in excess of an unused amount equal to the amount of such benefit earned during a one (1) year period. Furthermore, Mr. Burbank shall not be entitled to receive payments in lieu of such unused Fringe Benefits, other than for unused vacation earned and accumulated at the time the employment relationship terminates. All unused sick leave and other Fringe Benefits earned during the twelve (12) month period ending on each anniversary of the Commencement Date shall be forfeited if not used within ninety (90) days following such anniversary date. Notwithstanding the foregoing, in the event that the Company adopts a more favorable accumulation policy for its executive officers, Mr. Burbank shall be entitled to the benefits of such more favorable accumulation policy as of the adoption by the Company thereof.

      4. OUTSIDE ACTIVITIES. Mr. Burbank agrees that he will not, without first obtaining the Board's prior written approval, directly or indirectly engage or prepare to engage in any activity in competition with the Company, provide services to, or establish a business relationship with, a business or individual engaged in or preparing to engage in competition with the Company, or accept a seat on the board of directors or other managing committee or team for any other business entity, except as otherwise provided herein. For purposes of this paragraph, the holding of less than one percent (1%) of the outstanding voting securities of any firm, business or organization in competition with the Company shall not constitute activities or services precluded by this section.

      5. PROPRIETARY AND CONFIDENTIAL INFORMATION OBLIGATIONS. Mr. Burbank hereby agrees to execute and acknowledges his obligations pursuant to the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A (the "Proprietary Information Agreement"), including but not limited to, the obligation to refrain from using or disclosing the proprietary and confidential information of the Company. Mr. Burbank further acknowledges that these obligations shall survive the termination of Mr. Burbank's employment with the Company.

      6. NONSOLICITATION. While employed by the Company and for one (1) year thereafter, Mr. Burbank agrees that in order to protect the Company's confidential and proprietary information from unauthorized use, Mr. Burbank will not, either directly or through others, solicit or attempt to solicit (i) any employee, consultant or independent contractor of the Company, other than James Bruegger, to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity or (ii) the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on the Company's

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customer, vendor or distributor list to the extent that the business solicited relates to products or services which are directly competitive with those of the Company.

      7. TERM AND TERMINATION OF EMPLOYMENT.

            7.1 Period of Employment. Mr. Burbank's period of employment by the Company pursuant to this Agreement shall commence on March 22, 1999 (the "Commencement Date") and shall end upon the date that the employment relationship is terminated pursuant to this Section 7 (the "Termination Date"). The period of employment commencing on the Commencement Date and ending on the Termination Date shall be known as the Period of Employment (the "Period of Employment").

            7.2 Termination at Will. Although Mr. Burbank and the Company anticipate a long and mutually rewarding employment relationship, Mr. Burbank and the Company each acknowledge that either party has the right to terminate Mr. Burbank's employment with the Company at any time for any reason whatsoever, with or without cause subject, however, to the terms of this Agreement. This at-will employment relationship cannot be changed except in writing signed by a duly authorized officer of the Company and Mr. Burbank.

            7.3 Company Initiated Termination.

                  (a) The Company may terminate this employment relationship immediately without cause upon written notice to Mr. Burbank. In the event the Company so terminates Mr. Burbank's employment and provided that Mr. Burbank has executed a release of liability in favor of Qb Medical in a form acceptable to Qb Medical, Mr. Burbank shall receive a lump sum payment equivalent to his then accumulated but unused vacation time together with any unpaid benefits through the date of termination and, as severance, continued payment of his Semi-Monthly Base Payment for a period of time not to exceed six (6) months after the Termination Date, or until Mr. Burbank has secured full-time employment or consulting assignment(s), which ever first occurs (the "Severance Period").

                        i. In the event that, during the Severance Period, Mr. Burbank secures full-time employment in which he is paid less per semi-monthly period than the amount of the Semi-Monthly Base Payment to be received as severance hereunder, then Mr. Burbank shall be entitled to be paid reduced severance payments by the Company equal to the difference between the amount of the Semi-Monthly Base Payment and the semi-monthly compensation to be paid to Mr. Burbank pursuant to such full-time employment or consulting assignment(s).

                        ii. In the event that the Company relocates its principal place of business to a location more than fifty (50) miles away from its current location and Mr. Burbank elects to terminate his employment hereunder rather than continue his employment at the new location, such termination will be deemed to be a termination by the Company without cause and will be subject to the terms of this Section 7.3(a).

                        iii. IN THE EVENT THAT MR. BURBANK ELECTS TO AND DOES RECEIVE ANY OF THE BENEFITS PROVIDED UNDER THIS SUBSECTION 7.3, MR. BURBANK AGREES THAT SUCH PAYMENTS SHALL

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      CONSTITUTE HIS SOLE AND EXCLUSIVE RIGHTS AND ENTITLEMENTS IN CONNECTION
      WITH HIS EMPLOYMENT BY THE COMPANY, THE TERMINATION OF SUCH EMPLOYMENT AND ANY AND ALL MATTERS RELATING TO OR ARISING IN CONNECTION WITH SUCH EMPLOYMENT, AND AGREES THAT HIS ACCEPTANCE OF ANY SUCH PAYMENTS SHALL RELEASE THE COMPANY AND ANY AND ALL AFFILIATED PERSONS AND ENTITIES (INCLUDING ALL DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) FROM ANY CLAIMS THAT MR. BURBANK MAY OTHERWISE HAVE OR ASSERT IN CONNECTION WITH SUCH MATTERS. IF MR. BURBANK DESIRES TO PURSUE OR ENFORCE ANY RIGHTS, ENTITLEMENTS OR REMEDIES THAT WOULD OTHERWISE BE WAIVED OR RELEASED, THEN HE SHALL REFUSE ANY PAYMENTS PROVIDED FOR IN THIS SUBSECTION 7.3. IF MR. BURBANK ACCEPTS ANY SUCH SEVERANCE PAYMENT OR PAYMENTS, HE SHALL BE DEEMED TO HAVE AGREED TO THE FOREGOING EXCLUSIVITY OF RIGHTS AND WAIVER OF CLAIMS.

                  (b) The Company may immediately terminate this employment relationship with cause upon written notice to Mr. Burbank. In the event Mr. Burbank's employment is terminated at any time with cause, all of Mr. Burbank's compensation and benefits will cease immediately, and Mr. Burbank shall not be entitled to any compensation, severance, acceleration of vesting or other benefits as of the date of such termination. For purposes of this Agreement, "cause" shall be limited to the following: (i) Mr. Burbank's willful misconduct concerning any material responsibility assumed by or reasonably assigned to Mr. Burbank; (ii) without obtaining the prior written consent of the Company's Board of Directors, Mr. Burbank's active and intentional performance of services for any other corporation, business entity or person which competes with the Company or any of its subsidiaries while Mr. Burbank is employed by the Company or any of its subsidiaries; (iii) the reasonable determination by the Board of Directors that Mr. Burbank has stolen or embezzled either funds or property of the Company or any of its subsidiaries; (iv) Mr. Burbank's conviction by a court of competent jurisdiction of a felony (other than a traffic or moving violation) involving moral turpitude or dishonesty; or (v) Mr. Burbank's intentional or grossly negligent conduct or violation of law which results in either an improper personal benefit to Mr. Burbank or a material injury to the Company. Physical or mental disability shall not constitute "cause".

                  (c) Except as expressly provided herein, Mr. Burbank will not be entitled to any other compensation, severance, pay-in-lieu of notice or any other such compensation upon the termination of his employment by the Company. This severance provision does not affect the "at will" nature of Mr. Burbank's employment.

            7.4 Mr. Burbank Initiated Termination. Mr. Burbank may voluntarily terminate his employment with the Company at any time by giving the Board thirty
(30) days written notice. In the event Mr. Burbank voluntarily terminates his employment with the Company, all of Mr. Burbank's compensation and benefits will cease as of the termination date. Mr. Burbank acknowledges that he will not receive any severance pay or other benefits upon such voluntary termination, other than a lump sum payment equivalent to his then accumulated but unused vacation time together with any unpaid benefits through the date of termination.

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            7.5 Exclusive Remedy. The parties agree that the payments and/or benefits described in subsection 7.3 shall be Mr. Burbank's sole and exclusive remedy in the event the Company terminates Mr. Burbank's employment, and Mr. Burbank shall be entitled to no further compensation for any damage or injury arising out of the termination of his employment by Qb Medical; provided, however, that nothing contained in this paragraph shall limit Mr. Burbank's right to be indemnified by Qb Medical for his actions as its officer, employee or director.

            7.6 Obligations Upon Termination.

                  (a) The obligations of the parties under Sections 5, 6, 7, and 9 shall survive the termination of this Agreement.

                  (b) Upon the end of the Period of Employment, Mr. Burbank shall promptly deliver to the Company all materials, property, documents, data and other information belonging to the Company or containing the Company's trade secrets or other Proprietary Information, as such term is defined in the Proprietary Information Agreement attached hereto as Exhibit A. Mr. Burbank shall not take any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to the Company or containing any of the Company's Proprietary Information.

                  (c) Upon termination of the Period of Employment, Mr. Burbank shall be deemed to have resigned from any and all offices then held with the Company.

      8. NOTICES. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail (return receipt requested), or private overnight mail (delivery confirmed by such service) to the address listed below, or to such other address as either party shall designate by notice in writing to the other in accordance with the terms hereof:

            If to the Company:

                  Qb Medical, Inc.
                  3 Highwood Drive
                  Tewksbury, Massachusetts 01876
                  Attn: Chairman of the Board

            If to Mr. Burbank:

                  Jeffrey H. Burbank
                  18 Sunset Road
                  Boxford, MA 01921

      9. ARBITRATION/ATTORNEYS' FEES. To ensure rapid and economical resolution of any and all disputes directly or indirectly arising out of or in any way connected or related to Mr. Burbank's employment with the Company or the termination of that employment, with the sole exception of disputes which arise under Mr. Burbank's Proprietary Information

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Agreement (collectively, the "Arbitrable Claims"), the Company and Mr. Burbank
each agree that any and all such disputes, whether of law or fact of any nature whatsoever, shall, if such dispute cannot be resolved within thirty (30) days despite good faith negotiation, be resolved by final and binding arbitration by Judicial Arbitration and Mediation Services, Inc. ("JAMS") in Boston, Massachusetts. The Arbitrable Claims include, but are not limited to: any and all such claims related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. Mr. Burbank and the Company acknowledge and agree that any and all rights he may otherwise have to resolve such Arbitrable Claims by jury trial, by a court, or in any forum other than the JAMS, are hereby expressly waived. If any party to this Agreement brings an action under this Agreement, the prevailing party will be entitled to recover his or its attorneys' fees and costs, as well as any, other relief to which that party may be entitled.

      10. GENERAL.

            10.1 Entire Agreement. This Agreement, and Exhibit A, is the complete, final and exclusive embodiment of the entire agreement between Mr. Burbank and the Company with respect to the subject matter hereof. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes, replaces and substitutes for all prior negotiations, representations, promises, warranties, or agreements made between Mr. Burbank and the Company, whether written or oral, concerning the terms and conditions of Mr. Burbank's employment or the termination of such employment.

            10.2 Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, then the remaining terms and provisions shall be unimpaired. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

            10.3 Successors and Assigns. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns. However, because of the unique and personal nature of Mr. Burbank's duties under this Agreement, Mr. Burbank agrees that he shall not be entitled to delegate the performance of his duties or assign any of his rights or obligations under this Agreement.

            10.4 Applicable Law. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

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            10.5 Jurisdiction and Venue. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, Mr. Burbank and the Company specifically consent and agree that the courts of the Commonwealth of Massachusetts and/or the United States Federal Courts located in the Commonwealth of Massachusetts shall have exclusive jurisdiction over each of the parties and such proceedings.

            10.6 Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            10.7 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

            10.8 Reimbursement of Attorneys Fees. The Company shall reimburse Mr. Burbank up to a maximum of three thousand dollars ($3,000) for all reasonable and necessary attorneys' fees and expenses incurred by him in connection with the review of this Agreement and the provision of advice in connection therewith.

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      IN WITNESS WHEREOF, the parties have duly authorized and caused this
Agreement to be executed as follows:

JEFFREY H. BURBANK,                        QB MEDICAL, INC.
an individual                              a Delaware corporation

/s/ Jeffrey H. Burbank                     By: /s/ Peter Phildius
------------------------------------           ---------------------------------
                                               Name: Peter Phildius
Date: March 22, 1999                           Title: Chairman of the Board

                                           Date: March 22, 1999

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